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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C.  20549



                                   FORM  8-K



                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                        SECURITIES EXCHANGE ACT OF 1934




       Date of Report (Date of earliest event reported): October 27, 1995




                               APACHE CORPORATION
             (Exact name of registrant as specified in its charter)




DELAWARE                                    1-4300                   41-0747868
(State or other jurisdiction              (Commission          (I.R.S. Employer
of incorporation)                        File Number)            Identification
                                                                        Number)



                            2000 POST OAK BOULEVARD
                                  SUITE 100
                          HOUSTON, TEXAS  77056-4400
                   (Address of Principal Executive Offices)

      Registrant's telephone number, including area code: (713) 296-6000
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ITEM 5.  OTHER EVENTS

NATURAL GAS MARKETING

         On September 30, 1995, the contract of Apache Corporation ("Apache") with Natural Gas Clearinghouse ("NGC") terminated and Apache began to market all of its own natural gas, including the natural gas previously marketed by NGC. The price at which Apache is marketing its natural gas is substantially the same as was received from NGC.

         On October 27, 1995, wholly-owned affiliates of Apache, Orxy Energy Company and Parker & Parsley Petroleum Company formed Producers Energy Marketing, LLC, a Delaware limited liability company ("ProEnergy"). Until operations of ProEnergy are begun, Apache will continue to market its own natural gas. Following inception of operations which is expected to occur in the first quarter of 1996, ProEnergy will market substantially all of such members' natural gas and natural gas liquids pursuant to member gas purchase agreements having an initial term of ten years, subject to early termination following specified events. The price of gas purchased by ProEnergy from its members will be based upon agreed indexes. ProEnergy will also provide certain contract administration and other services.

         ProEnergy's limited liability company agreement provides that capital funding obligations, allocations of profit and loss and voting rights be calculated based upon the members' respective throughputs of natural gas sold to ProEnergy. Members' liability with respect to future capital funding obligations are subject to certain limitations. Natural gas throughputs will be calculated, profit distributed, and/or capital called on a quarterly basis. Apache is currently the holder of a majority interest in ProEnergy.





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                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                              APACHE CORPORATION



Date:  November 1, 1995                       /s/ Z. S. Kobiashvili
                                              ---------------------------------
                                              Z. S. Kobiashvili
                                              Vice President and General Counsel










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